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                                                                    EXHIBIT 99.1


news release                                           [TENNECO AUTOMOTIVE LOGO]




For Immediate Release


Contacts:       Jane Ostrander
                Media Relations
                847 482-5607
                jane.ostrander@tenneco-automotive.com

                Leslie Hunziker
                Investor Relations
                847 482-5042
                leslie.hunziker@tenneco-automotive.com


                  TENNECO AUTOMOTIVE ANNOUNCES DEPARTURE OF CFO

Lake Forest, Illinois, July 29, 2003 -- Tenneco Automotive (NYSE: TEN) announced today that Mark McCollum, senior vice president and chief financial officer, is leaving the company for an opportunity outside the automotive industry. Kenneth Trammell, the company's vice president, controller and principal accounting officer, has been named interim chief financial officer.

Mr. McCollum has accepted the position of senior vice president and chief accounting officer with Halliburton, a $13 billion supplier to the petroleum and energy industries, headquartered in Houston, Texas. Mr. McCollum's resignation is effective August 15, 2003, by which time the company will have completed and filed its Form 10-Q for the second quarter. The company has initiated a process to select a successor to Mr. McCollum, which will consider both internal and external candidates.

"Mark McCollum has played an integral role in helping set the strategic direction for Tenneco Automotive since it became a stand-alone entity nearly four years ago," said Mark P. Frissora, chairman and CEO, Tenneco Automotive.



                                     -More-

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"He has helped strengthen Tenneco Automotive's relationships with its lenders, the rating agencies and financial analysts. He also established a highly effective and disciplined corporate finance organization worldwide. I know that the entire Tenneco Automotive team joins me in sincerely thanking Mark for his contributions and wishing him much success with Halliburton in his native Texas."

Mr. Trammell joined Tenneco Inc. in 1996 as assistant controller and was promoted to the position of corporate controller the following year. Since joining Tenneco, he has been responsible for accounting, planning and analysis, financial reporting and audit coordination. When Tenneco Automotive became a stand-alone entity in November 1999, Mr. Trammell was named vice president and controller. Externally, Mr. Trammell is a member of Financial Executives International's Committee on Corporate Reporting, a group of Fortune 500 controllers that, among other things, monitors, reviews and establishes positions on financial accounting pronouncements.

Tenneco Automotive is a $3.5 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(R) vibration control components.

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